Exhibit 10(d)

AMENDMENT #4

TO THE

FPL GROUP, INC
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In accordance with Section 5.01 of the FPL Group, Inc. Supplemental Executive Retirement Plan, as amended and restated effective April 1, 1997, and as subsequently amended by Amendments #1, #2, and #3 (the "Plan"), the Compensation Committee of the Board of Directors of FPL Group, Inc. (the "Committee") hereby further amends the Plan as follows:

First:  The first paragraph of Section 3.01(b) of the Plan is revised, effective April 1, 1997, to read as follows:

(b)  Supplemental Pension Benefit -

Employees Becoming Participants Before April 1, 1997. With respect to any Participant who was a participant of the Plan on both the day immediately before the Restated Effective Date and on the Restated Effective Date, the "supplemental pension benefit" shall be the greater of (i) the supplement cash balance accrued benefit described in Subsection 3.01(b)(1), or (ii) the supplement unit credit accrued benefit described in Subsection 3.01(b)(2).

Employees Becoming Participants On or After April 1, 1997. With respect to any Participant who becomes a Participant of the Plan on or after the Restated Effective Date, the "supplemental pension benefit" shall be the supplement cash balance accrued benefit described and determined as set forth in Subsection 3.01(b)(1).

Second:  The following new paragraph is inserted into Section 3.01(b) immediately following the provisions set forth in "First," above and immediately before Subsection 3.01(b)(1), effective January 1, 2006:

Double Basic and Transition Pension Credits for Designated Senior Officers Becoming Participants On or After April 1, 1997. Solely for purposes of calculating the supplement cash balance accrued benefit described and determined under Subsection 3.01(b)(1)(A) hereof for senior officers who became or become Participants in the Plan on or after April 1, 1997 and who are specifically designated by the Committee (as indicated in Appendix C attached hereto and made a part hereof), the benefit to which the Participant would be entitled under the Pension Plan shall be determined, for all amounts accruing on or after January 1, 2006 or the date of designation (if later than January 1, 2006), based upon, and as if, the Participant's Basic Credits (as defined in the Pension Plan) and, to the extent applicable, Transition Credits (as defined in the Pension Plan), were multiplied by two (2).

Third:  A new Appendix C is added to the Plan, effective January 1, 2006. Such Appendix C is attached hereto and incorporated herein by reference. Notwithstanding anything herein to the contrary, Appendix C may be amended from time to time to reflect designations made pursuant to Section 3.01(b) hereof.

Fourth:  The changes set forth in this Amendment #4 shall be effective as of the effective dates specifically set forth above.

Fifth:  In all other respects, the Plan shall remain unchanged by this Amendment #4.

IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors has caused this amendment to be executed as of this 13th day of October, 2005.

FPL GROUP, INC.
By:	ROBERT H. ESCOTO

Title:	Vice President Human Resources